EXHIBIT 10.4


                                                                         5/23/96

                       INDUSTRIAL RUBBER APPLICATORS (IRA)
                               3804 EAST BELTLINE
                                HIBBING, MN 55746

                                A G R E E M E N T

This agreement is made and entered into this day of May 28, 1996 between Industrial Rubber Applicators (IRA), Hibbing, Minnesota or their successors, hereinafter called the "Company" and the United Steelworkers of America, hereinafter called the "Union".

In consideration of the settlement of the differences between the parties hereto as to wages, hours and working conditions and the mutual covenants and agreement continued herein.

IT IS AGREED:

                                    ARTICLE I
                        PURPOSE AND INTENT OF THE PARTIES

The purpose of the Company and the Union in entering into this labor agreements [sic] is to set forth their agreement on rates of pay, hours of work, and other conditions of employment, and further to the fullest extent possible, the safety and welfare of the employees, economy of operations, elimination of waste, quantity and quality of output, cleanliness of plant, and protection of property.

The Company and the Union will encourage the highest possible degree of friendly, cooperative relationship between their representatives at all levels.

                                   ARTICLE II
                         RECOGNITION AND BARGAINING UNIT

The Company agrees and does hereby recognize the Union as the exclusive bargaining agency for its' [sic] employees as classified herein for the purposes of collective bargaining with the Company as to rates of pay, hours of work and conditions of employment, to be observed between the parties hereto, and to provide procedure to prompt, equitable adjustment of alleged grievances, and there shall be no interruptions or impending [sic] of work, work stoppages, strikes, lockouts or other interferences with productions during the life of the Agreement, so long as both parties are complying with its terms. The term "employee" as used in this agreement shall mean the production and maintenance employees excluding supervisors, office employees, driver salesmen, and any employee defined by the National Labor Relations Act, including all janitorial and summer students.

                                   ARTICLE III
                     MAINTENANCE OF MEMBERSHIP AND CHECKOFF

Each employee covered by this Agreement, as a condition of employment, shall become and maintain membership in the Union to the extent of paying the periodic membership dues uniformly required of all Union members, and new employees upon completion of the probationary period, shall become members.

The company will deduct dues from employee wages and the dues will be submitted to the International Secretary-Treasurer each month.

The sole authorized representative of the Union, for purposes of certifying the amount of any change in monthly dues or initiation fees to be deducted by the Company shall be the International Secretary-Treasurer.

                                   ARTICLE IV
                             MANAGEMENT PREROGATIVES

The operation of the business and all procedures and methods of production, including the assignment of work to the employees, shall be the exclusive function of the Company. The Company, in the exercise of its' [sic] rights shall observe the provisions of the Agreement.

                                    ARTICLE V
                            ADJUSTMENT OF GRIEVANCES

A. Procedure

Any employee and/or a Union Grievance Committeeperson who believes that he/she has a justifiable request or complaint shall discuss the request or complaint with supervision. If the complaint is not disposed of, he/she may then proceed as follows:

Step 1. Promptly present the complaint as a grievance in writing to supervision on a form provided by the Grievance Committee. Supervision shall answer the grievance on the form within three (3) working days and return the Union copies to the Grievance Committee.

Step 2. In the event no satisfactory settlement of the grievance is arrived at in Step 1, and it appears as though the grievance cannot be settled in Step 1, it shall be appealed within seven (7) working days to Step 2. Management shall then arrange to hold a meeting within three (3) working days following receipt of the Grievance Committee's request for a Step 2 meeting. A district representative of the Union shall be present at all Step 2 meetings. The company shall state on the grievance form the Company's position not later than five (5) working days following the date of the Step 2 meeting.

Step 3.

If a grievance cannot be settled by Step 2, then at the request of either party, made within ten (10) working days from the receipt of the decision under Step 2, a third neutral and disinterested party satisfactory to both sides shall be selected by the parties. In the event that the Union and Company cannot agree upon an umpire within then (10) working days after the District Representative and the executives of the Company have disagreed, the parties shall request the State [sic] conciliator of the State of Minnesota to appoint an "umpire".

An umpire to whom any grievance shall be submitted in accordance with the provisions of this section, shall only have the jurisdiction and authority to interpret, apply, or determine compliance with the provisions relating to the wages, hours of work, and other conditions of employment set forth in this Agreement insofar as shall be necessary to the determination of such grievances, but he shall not have the jurisdiction or authority to add to, detract from, or to alter in any way the provisions of this Agreement. Said umpire so appointed shall decide the dispute and the decision shall be final and binding upon the Union, the Company, and any employees affected. The expenses and fees of the umpire shall be paid equally by the Company and the Union. unless [sic] otherwise agreed upon, the matter shall be heard by such neutral umpire as soon as possible after his appointment and shall be determined by him as soon as possible after close of the hearing.

B. Grievance Committee

The Grievance committee shall consist of not more than three (3) employees from the plant to be selected by the Union.

                                   ARTICLE VI
                            DISCHARGE AND SUSPENSION

Management agrees that a member of the Union shall not be discharged or suspended without just cause, or without the right to appeal, with the exception of probationary employees. Prior to a discharge or suspension, management will have a discussion with the Grievance Committee Chairman or his designee in an effort to resolve the matter. This employee will have the option of being present at this meeting. Following a discharge or suspension, the employee may, if he believes that he has been unjustly discharged or suspended, allege a grievance in accordance with the procedure of Article V, "Adjustment of Grievances". Final decision on all discharge or suspension cases shall be made within the time limits specified in Article V. Should it be determined by the Company or the umpire in accordance with Article V, that the employee has been discharged or suspended unjustly, the Company shall reinstate the employee and pay compensation for the time lost at the employee's regular rate of pay, in an amount agreed upon in each case or as set by the umpire.

A warning slip or disciplinary action will not be considered in future disciplinary actions after three (3) years from the date of the occurrence.

                                   ARTICLE VII
                                    SENIORITY

Seniority is defined as the principle that in the event of laying off men during slack time or when a reduction of force is to be effected, unless impractical, the last man hired shall be the first laid off, and in calling men back to work, the last man laid off shall be the first man returned to work.

A. Seniority Status of Employees

Seniority shall be recognized, in the event of promotions, decreases of forces, and rehiring after lay-off, in proportion to length of continuous service providing the employee is qualified to perform the job.

B. Probationary Employees

New employees and those hired after a break in continuity of service will be regarded as probationary employees for ninety (90) aggregate working days.

Probationary employees may be laid off or discharged as exclusively determined by management.

Probationary employees continued in the service of the Company subsequent to the probationary period shall receive full continuous service credit from their date of work.

C. Seniority Lists

On or before thirty (30) days days following the signing of this Agreement, the Company shall furnish to the Union and post a seniority list. such [sic] list shall be brought up to date at least once every six months in the event changes have taken place. In the event of disagreement in individual cases, the necessary records for the case involved may be inspected by authorized representatives of the Union.

D. Promotions and Job Vacancies

Should differences arise between the Company and Union as to whether an applicant to a job is qualified to perform the job, the employee shall be given a trial on the job, not to exceed thirty (30) days. The company may elect to shorten the 30-day period if it determines that the employee cannot quality [sic] within the trial period. The disqualified applicant shall be returned to his prior classification. Employees affected may then use the grievance procedure for final determination.

2. On promotion of an employee to a non-bargaining position, his seniority shall be frozen as of the date of the promotion, pursuant to the seniority provisions of this Agreement.

E. Layoffs and Call-Backs

1. Any employee who is not interested in learning or working on the field crew or lining tanks at the plant could be laid off if other work for which they are qualified to perform is unavailable.

2. In the matter of call-back to work, the employee with the most seniority shall be the first person called back if they are qualified to perform the work.

F. Notices in the Event of Layoff

1. In the event of layoffs, employees shall keep the Company advised of any change of address or telephone number. the [sic] Company will phone notice to all employees, outlining the nature of the job open. If this is impossible, written notice shall be given by registered or certified mail to the employee's last known mailing address. Those employees notified by mail of the availability of work will have the obligation of determining for themselves the nature of job openings. The Company will furnish the Union a copy of such notice.

2. A recalled employee has three (3) days to notify the Company of his intent to report back to work within five (5) calendar days. If such laid off employee does not report within said five (5) calendar days after being recalled as above stated, he shall be deemed to have terminated his employment and to have lost all seniority rights, except that the right of employees to accept this offer of recall shall be extended for those employees who are unable to return to work immediately because of sickness or injury or other circumstances for which the employee could not reasonably report with [sic] the 5-day period.

G. Time Off for Union Activity

The Company agrees to grant necessary time off without discrimination to any employee designated by the Local Union to serve in any capacity in [sic] behalf of or at the request of the Local Union, but in each case notification must be given to the company in sufficient time to secure a replacement.

H. Termination of Seniority and Employment

An employee's seniority and employment with the Company will terminate upon the occurrence of any one of the following events:

1.       Quit or resignation;

2.       Discharge for just cause;

3. Failure to report to work at expiration of an authorized leave of absence;

4. Absence from work on three (3) consecutive scheduled work days without notifying the Company except for good and sufficient cause;

5. Absence due to industrial accident or illness while actively employed by the Company where the employee fails to return to work within thirty
         (30) calendar days after final payment of statutory benefits or after the end of the period used in calculating the lump sum settlement;

6. Owning or operating a business in competition with the Company or working for a competitor while actively on the payroll;

7. Fighting or any other acts of violence, or acts of vandalism. Threats of physical violence towards any employee.

                                  ARTICLE VIII
                                SAFETY AND HEALTH

A. An employee or group of employees who believe that they are being required to work under conditions which are unsafe or unhealthy beyond the normal hazards inherent to the operation in question shall bring this matter to the companies [sic] attention. The company will then notify the union safety representative and jointly will investigate and correct, if needed, the unsafe or unhealthy condition or hazard.

B. In the event an employee is injured while on duty, he shall be furnished by the Company with transportation to the doctor or hospital, as the case may be; also transportation from the doctor's office or hospital to home and/or return to plant.

                                   ARTICLE IX
                              401k RETIREMENT PLAN

A. Company will match employee contributions up to a minimum of 15 cents per hour worked. Employee may contribute more if desired. If employee decides against 15 cent contribution, company does not match.

B. Contributions must be deposited into the established 401k Plan.

                                    ARTICLE X
                                    VACATIONS

The parties agree that it is their mutual objective by the terms of this Article to afford maximum opportunity to the employees to obtain their vacation for rest and relaxation.

A. Definition of Vacation

A one week's full vacation shall consist of forty (40) hours in a seven consecutive day period. A two week's [sic] vacation shall consist of eighty (80) hours, a three week's [sic] vacation shall consist of one hundred twenty (120) hours. Employees shall be allowed to split a week of vacation into one or more days at a time.

B. Eligibility and Length of Vacation

1.       One (1) week vacation after completion of first year.

2.       Two (2) weeks vacation after completion of second year.

3.       Three (3) weeks vacation after completion of fifth year.

4. If a paid holiday falls during the employee's vacation, he will be paid holiday pay, at straight time, in addition to his vacation pay.

5. You must work eight (8) months in the previous year to qualify for vacation.

6. First vacation may be taken on or after the anniversary date. Succeeding vacations can be taken annually, following your anniversary date.

7. All employees who have qualified for vacation shall be paid their vacation if they are laid-off or discharged. In case an employee dies, his vacation allowance shall be paid to his heirs, assigns, or administrators.

8. Vacation pay shall be paid in advance to the employee on the last day worked before going on vacation. Minimum of one week.

9. All employees that are eligible for three (3) weeks vacation have the option of five (5) additional excused absence days without pay.

                                   ARTICLE XI
                                  FUNERAL LEAVE

When death occurs to an employee's legal spouse, mother, father, mother-in-law, father-in-law, son daughter [sic], step-children, brother, or sister, an employee will be excused and paid for up to a maximum of three scheduled shifts (or for such fewer shifts as the employee may be absent) which fall within a three consecutive calendar-day period; provided that one such calendar day shall include the day of the funeral and it is established that the employee attended the funeral. When death occurs to an employee's grandparents, aunt or uncle, an employee will be excused and paid for one day. An employee will not receive funeral pay when it duplicates pay received for time not worked for any other reasons. Employee must show proof of attendance, if requested by the company.

                                   ARTICLE XII
                                  PAID HOLIDAYS

                New Year's Day                     Memorial Day
                Fourth of July                     Labor Day
                Thanksgiving Day                   Christmas Eve Day
                Day after Thanksgiving             Christmas Day

Holiday pay shall be paid for at the regular classified rate of eight (8) hours when not worked. If holidays are worked, they shall be paid for at two (2) times the regular rate of pay. If a holiday falls on saturday [sic], holiday pay will be paid for the previous Friday. If a holiday falls on Sunday, holiday pay will be paid for on Monday. a [sic] paid holiday shall be counted as eight (8) hours worked when figuring overtime for the regular work week.

                                  ARTICLE XIII
                                  HOURS OF WORK

A. The normal work week for all regular employees shall be forty (40) hours.

B.       All hourly employees shall be paid every two (2) weeks on Thursday.

C. Any employee assigned to work out of town shall be reimbursed for lodging and meals ($40.00) per day) [sic]. The employee will make arrangements for lodging.

D.       Shop:    time and one-half over 40 hours.

E.       Field:   time and one-half after eight hours. Employee must report for following shift when returning from field job. Employee must report in person or by telephone for following shift of work.

F. Two fifteen-minute rest periods shall be provided for each regular eight hour shift. this [sic] means one rest period after each consecutive two hours worked. These rest periods shall be considered as time worked when computing wages. Meal period shall be no less than twenty minutes. Meal breaks shall not be considered as time worked in computing pay.

G. Employee scheduled to work on Sunday's [sic] shall be paid at two (2) times their regular rate of pay.

H. The rate of pay for any hours that extend beyond the normal hours of a shift is that rate in effect at the beginning of the shift.

                                   ARTICLE XIV
                                    W A G E S

            Apr 16th       Oct 16th       Apr 16th      Apr 16th       Apr 16th
              1996           1996           1997          1998           1999

Class 1      $ 8.00         $ 8.25         $ 8.25        $ 8.25         $ 8.50
Class 2      $ 8.50         $ 8.70         $ 8.70        $ 8.80         $ 9.35
Class 3      $ 9.00         $ 9.50         $ 9.50        $ 9.50         $10.00
Class 4      $10.00         $10.25         $10.35        $10.60         $10.85
Class 5      $11.00         $11.25         $11.50        $11.75         $12.00
Class 6      $12.00         $12.50         $13.00        $13.50         $14.00
Class 7      $13.00         $13.50         $14.00        $14.50         $15.00
Lead Man     $14.00         $14.50         $15.00        $15.50         $16.00
Shop Leader  $15.00         $15.50         $16.00        $16.50         $17.00



Class 1      Start
Class 2      120 days
Class 3      1 year
Class 4      2 years
Class 5      3 years
Class 6      4 years
Class 7      5 years

All raises are effective the first day of the pay period following the scheduled pay raise increase date above.

Field Rates:
------------

      Rubber Lining and Sand Blasting:  $2.00 per hour additional for each class

      Urethane Lining:       25% of base pay additional

Differentials:

      Afternoon Shift -    $ .35 per hour
      Midnight Shift -     $ .50 per hour
      Boiler Operator -    $ .75 per hour

                                   ARTICLE XI
                                MILITARY SERVICE

A. Each employee, who during the term of this Agreement, enters the Military Service of the United States, is honorably discharged from such service, and within ninety (90) days after he is discharged from service or within one (1) year after discharge from hospitalization from service connected disability applies to the Company for re-employment, shall be reinstated in accordance with his status under Article VII "Seniority" of this agreement, to a position of like status and pay to that which he left when he entered the Military Service, without having his seniority record broken by reason of his absence.

B. Vacation - Each employee entering the Military Service shall have his final pay checks computed to include whatever vacation pay he shall have earned through the final day of work less whatever vacation allowance he shall have received prior thereto.

C. Upon being re-employed in accordance with Paragraph A of this Section, an employee shall begin accruing vacation benefits based on time worked after his return and shall receive such vacation allowance.

                                   ARTICLE XVI
                               HEALTH AND WELFARE

The Company agrees to furnish the following coverage to employees:

A. Health Insurance

Comprehensive Major Medical
         A.       Deductible per calendar year
                  1.       $200.00 per person
                  2.       $600.00 per family
         B.       Out-Of-Pocket Maximum (including deductible)
                  1.       $600.00 per person
                  2.       $1,200.00 per family
         C.       Lifetime Maximum
                  1.       $1,000,000.00
         D.       Dependent Member Age Limits
                  1.       19 years
                  2.       25 years (FULLtime [sic] Student)
         E.       Prescription Drug Co-Pay
                  1.       $9.00 (Formulary Drugs Only)

B. Life Insurance

         A.       Basic Life
                  1.       $30,000.00
         B.       Accidental Death & Dismemberment
                  1.       $30,000.0-0 [sic]

         C.       Dependent Life
                  1.       Spouse - $2,000.00
                  2.       Children
                           a.       14 days to 6 months - $500.00
                           b.       6 months to 19 years - $1,000
                                    or to age 25 if a full time student -
                                    $1,000.00

C. Sick and Accident Benefits

         The plan will provide for weekly benefits payable starting on the first
         (1) day of hospitalization and after the seventh (7) day of sickness, as follows, effective June 1, 1996 at $200.00 per week.

         Benefits will be paid equal to four (4) times the amount of vacation each employee is eligible to receive for that year for a maximum of 12 weeks.

D. Dental Plan

         Benefits:     Preventive Services       80%
                       Basic Services            50% after deductible
                       Major Services            50% after deductible
                       Orthodontia               50%

         Deductible -
                  Individual:     $50.00
                  Family Aggregate:     $150
                  Annual Maximum:       $1,000

         Dependent:    19/23 years of age

         Orthodontia -
                  Dependent             50% to age 19
                  Lifetime Max          $1,500

*Deductible is not applicable for preventive services

                                  ARTICLE XVII
                                  MISCELLANEOUS

A. If the Employer requests employees to take a physical examination, the Employer shall pay the cost of said physical examination.

B. The Union shall have space on a bulletin board for Union business.

C. For the safety and protection of employees, certain safety devices shall be furnished by the Company, and normally recognized safety equipment and clothing shall be furnished by the employee. Any employee who fails to have such safety devices or to sue [sic] normally recognized safety equipment and clothing shall be issued a warning notice. Safety glasses, regular or prescription, will be paid for by the Company, including cost of the examination and prescription. One pair of glasses a year.

Replacement and repair costs resulting from normal work use of safety glasses will be paid for by the Company for all employees, providing the employee obtains approval from the office and is issued a duly authorized permit to go to the doctor to get his glasses. Cost of replacing glasses lost or damaged by causes other than work use will be the employee's responsibility. The Company reserves the right to choose safety glasses, type and supplies. The Company will provide cleaning materials for glasses in the plant.

D. Probationary employees are not eligible for fringe benefits provided for in Articles IX, X, XI, XII and XVI.

E. Use of or being under the influence of drugs or alcohol on company time or property is subject to the companies [sic] drug and alcohol program.

                                  ARTICLE XVIII
                                   TERMINATION

Except as otherwise provided herein, the terms and conditions of this Agreement shall take effect on _______________ and shall continue in effect to and including midnight of April 15, 2000. Either party may sixty (60) days prior to April 15, 2000, give notice to the other party of the desire of the party giving such notice to negotiate with respect to the terms and conditions of a new agreement.

Any notice to be given under this agreement shall be given by Certified or Registered Main [sic] and the mailing of such notice shall be considered personal services upon the party to whom it is mailed, and if by the company, it shall be addressed to the United Steelworkers of America, District 11, 2829 University Avenue SE, Suite 100, Minneapolis, Minnesota 55414, and if by the union to the company, it shall be addressed, Industrial Rubber Applicators, Inc, 3804 East Beltline, P.O. Box 782, Hibbing, MN 55746. Either party may, by like written notice, change the address to which the certified or registered notice shall be sent.

         Signed this 28th day of May, 1996.


INDUSTRIAL RUBBER APPLICATORS, INC.      UNITED STEELWORKERS OF AMERICA

BY /s/ Daniel O. Burkes                  BY /s/ George Beckerson
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   Daniel O. Burkes                         George Beckerson

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